RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-163632

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement

Subject to Completion:
Dated April 16 2010
Pricing Supplement Dated May __, 2010 to the Product
Prospectus Supplement Dated April 9, 2010, Prospectus
Dated January 11, 2010, and Prospectus Supplement Dated
January 11, 2010
$ __________ Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer Royal Bank of Canada

Royal Bank of Canada is offering three (3) separate Reverse Convertible Notes (“RevCons”). Each RevCon offering is a separate offering of RevCons linked to one, and only one, Reference Stock named below. The RevCons offered are senior unsecured obligations of Royal Bank of Canada, will pay a coupon at the interest rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement, as set forth below.

The RevCons do not guarantee any return of principal at maturity. Any payments on the RevCons are subject to our credit risk.

Investing in the RevCons involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 11, 2010 and “Additional Risk Factors Specific to the Notes” beginning on page PS-3 of the product prospectus supplement dated April 9, 2010.

The RevCons will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Preliminary Terms for All Three RevCons:

Issuer:	Royal Bank of Canada	Listing:	None
Pricing Date:	May 5, 2010	Principal Amount:	$1,000 per RevCons
Issuance Date:	May 10, 2010	Coupon Payment:	Each coupon will be paid in equal monthly payments. (30/360)
Initial Share Price:	The closing price of the Reference Stock on the pricing date.	Final Share Price:	The closing price of the Reference Stock on the valuation date.
Payment at Maturity (if held to maturity):	For each $1,000 principal amount, $1,000 plus any accrued and unpaid interest at maturity unless:
	(i) (ii)	the Final Stock Price is less than the Initial Stock Price; and on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.

If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount, in addition to accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.
Investors could lose some or all of their investment at maturity if there has been a decline in the trading price of the applicable Reference Stock.

Monitoring Period:	From the Pricing Date to the applicable Valuation Date.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Share Price, subject to adjustment as described in the product prospectus supplement

Specific Terms for Each RevCons:

No.	Reference Stock	Coupon Rate Range1	Barrier Price	Term	Cusip	Principal Amount	Price to Public	Agent’s Commission	Proceeds to Royal Bank of Canada
2012	CSX Corporation (CSX)	7.50% to 9.55%	75.00%	6 Months	78008HS76	$[ ]	100%	$[ ] [ ]%	$[ ] [ ]%
2013	eBay Inc. (EBAY)	10.30% to 12.00%	75.00%	6 Months	78008HS84	$[ ]	100%	$[ ] [ ]%	$[ ] [ ]%
2014	Micron Technology, Inc. (MU)	20.90% to 21.65%	75.00%	6 Months	78008HS92	$[ ]	100%	$[ ] [ ]%	$[ ] [ ]%

1The actual coupon rate for each RevCons will be determined on the Pricing Date and will be set forth in the final pricing supplement made available in connection with the sale of the RevCons.

The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is __%.

The price at which you purchase the RevCons includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the RevCons. As a result, you may experience an immediate and substantial decline in the market value of your RevCons on the Issue Date.

We may use this terms supplement in the initial sale of the RevCons. In addition, RBC Capital Markets Corporation or another of our affiliates may use this terms supplement in a market-making transaction in the RevCons after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets Corporation

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This terms supplement relates to three (3) separate Reverse Convertible Notes (“RevCons”) offerings.  Each RevCon offering is a separate offering of Notes linked to one, and only one, Reference Stock.  All of the Notes offered by this terms supplement are collectively referred to as the “Notes”. The Notes have a term of six months. If you wish to participate in more than one RevCon offering, you must separately purchase the applicable Notes.  The Notes offered by this terms supplement do not represent Notes linked to a basket of two or more of the Reference Stocks.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series D

Pricing Date:	May 5, 2010

Issuance Date:	May 10, 2010

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Coupon Rate:
The coupon rate payable on each RevCons will be within the range set forth on the cover page, the actual coupon rates will be determined on the Pricing Date and will be set for the in the final pricing supplement made available in connection with the sale of the RevCons.

Coupon Payment:	Each coupon will be paid in equal monthly payments. (30/360)

Coupon Payment Date(s):	The coupon will be paid on the tenth day of each month during the term of the Note, except for the final coupon, which will be paid on the applicable Maturity Date.

Valuation Date:	November 5, 2010

Maturity Date:	November 10, 2010

Reference Stocks:	As set forth on the cover page.

Term:	As set forth on the cover page.

Initial Share Price:	The closing price of the Reference Stock on the Pricing Date.

Final Share Price:	The closing price of the Reference Stock on the Valuation Date.

RBC Capital Markets Corporation
P2

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

Payment at Maturity (if held to maturity):	For each $1,000 principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity unless:

(i) the Final Stock Price is less than the Initial Stock Price; and

(ii) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.

If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.  If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.

Investors in the Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the applicable Reference Stock.

Monitoring Period:	From and excluding the Pricing Date to and including the applicable Valuation Date.

Monitoring Method:	Close of Trading Day

Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Share Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Calculation Agent:	RBC Capital Markets Corporation

Secondary Market:
RBC Capital Markets Corporation (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated In the Master Note
All of the terms appearing above the item captioned “Secondary Market” on the cover page of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets Corporation
P3

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 11, 2010, as supplemented by the prospectus supplement dated January 11, 2010 and the product prospectus supplement dated January 11, 2010, relating to our Senior Global Medium-Term Notes, Series D, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 11, 2010 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 11, 2010, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

Prospectus Supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm

Product Prospectus Supplement dated April 9, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910001025/s48101424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product supplement, and prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus, the prospectus supplement and the prospectus if you so request by calling toll-free 866-609-6009.

RBC Capital Markets Corporation
P4

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of any Reference Stock.  The hypothetical terms do not represent the terms of an actual Note and do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock on the Valuation Date relative to its price on the Pricing Date.  We cannot predict the actual performance of any Reference Stock.

The table below illustrates the Payment at Maturity of the Notes (excluding the final Coupon), assuming an Initial Share Price of $100, a Barrier Price of 75% and an initial investment of $1,000. Hypothetical Final Share Prices are shown in the first column on the left.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Share Price and no market disruption events. The second column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the market price of the Reference Stock does not fall below the Barrier Price at any time during the Monitoring Period. The third column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the market price of the Reference Stock does fall below the Barrier Price during the Monitoring Period.  The fourth column shows the Physical Delivery Amount as a number of shares of the Reference Stock. The fifth column shows the Cash Delivery Amount, should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

Hypothetical Final Share Price	If the closing market price of the Reference Stock does not fall below the Barrier Price on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount	If the closing market price of the Reference Stock falls below the Barrier Price on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount	Physical Delivery Amount as Number of Shares of the Reference Stock	Cash Delivery Amount
$200	100.00%	100.00%	n/a	n/a
$175	100.00%	100.00%	n/a	n/a
$150	100.00%	100.00%	n/a	n/a
$125	100.00%	100.00%	n/a	n/a
$100	100.00%	100.00%	n/a	n/a
$90	100.00%	Physical or Cash Delivery Amount	10	$900
$80	100.00%	Physical or Cash Delivery Amount	10	$800
$75	100.00%	Physical or Cash Delivery Amount	10	$750
$74.50	n/a	Physical or Cash Delivery Amount	10	$745
$60.00	n/a	Physical or Cash Delivery Amount	10	$600
$50.00	n/a	Physical or Cash Delivery Amount	10	$500
$25.00	n/a	Physical or Cash Delivery Amount	10	$250
$0.00	n/a	Physical or Cash Delivery Amount	10	$0.00

The Payments at Maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Reference Stock.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

RBC Capital Markets Corporation
P5

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond purchased, and an option sold, by the investor (with an implicit option premium paid over time to the investor).  The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the applicable Reference Stock.  These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of the Reference Stock between the pricing date and the valuation date. The rate of interest payable on the Notes, which will be payable for less than one year, may not be sufficient to compensate for any such loss.

•
Market Disruption Events and Adjustments —The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity — The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets Corporation
P6

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

•
RevCon 78008HS76 (CSX): [ ]% of each stated interest payment (between 7.50% and 9.55% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008HS84 (EBAY): [ ]% of each stated interest payment (between 10.30% and 12.00% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 78008HS92 (MU): [ ]% of each stated interest payment (between 20.90% and 21.65% in total) will be treated as an interest payment and [ ]% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated April 9, 2010 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to your Notes.

RBC Capital Markets Corporation
P7

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

Each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding each Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding each issuer of the Reference Stocks is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

•
CSX Corporation is an international freight transportation company. The Company provides rail, intermodal, domestic container-shipping, barging, and contract logistics services around the world. CSX's rail transportation services are provided principally throughout the eastern United States.

•
eBay Inc. operates an online trading community. The Company's service is used by buyers and sellers for the exchange of products and services such as coins, collectibles, computers, memorabilia, stamps and toys, as well as concert and sporting tickets. eBay also offers, through a subsidiary, secure online payment services.

•
Micron Technology, Inc., through its subsidiaries, manufactures and markets dynamic random access memory chips (DRAMs), very fast static random access memory chips (SRAMs), Flash Memory, other semiconductor components, and memory modules.

RBC Capital Markets Corporation
P8

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

HISTORICAL INFORMATION

The following graphs set forth the recent historical performances of each of the Reference Stocks.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock.  The information provided in each table is for the four calendar quarters of 2006, 2007, 2008, 2009, as well as for the first calendar quarter of 2010 and the period from April 1, 2010 to April 15, 2010.

We obtained the information regarding the historical performance of the Reference Stocks in the charts below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stocks should not be taken as an indication of future performance, and no assurance can be given as to the market prices of any Reference Stock on the applicable Valuation Date.  We cannot give you assurance that the performance of any Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets Corporation
P9

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2006	3/31/2006	30.20	24.29	29.90
4/1/2006	6/30/2006	37.33	30.06	35.22
7/1/2006	9/29/2006	35.58	28.60	32.83
9/30/2006	12/29/2006	38.28	32.51	34.43

1/1/2007	3/30/2007	42.53	33.50	40.05
3/31/2007	6/29/2007	47.38	39.36	45.08
6/30/2007	9/28/2007	51.88	38.09	42.73
9/29/2007	12/31/2007	46.49	40.17	43.98

1/1/2008	3/31/2008	58.10	39.87	56.07
4/1/2008	6/30/2008	70.69	55.04	62.81
7/1/2008	9/30/2008	69.48	50.51	54.57
10/1/2008	12/31/2008	54.57	30.01	32.47

1/1/2009	3/31/2009	36.82	20.71	25.85
4/1/2009	6/30/2009	36.57	25.09	34.63
7/1/2009	9/30/2009	48.85	30.26	41.86
10/1/2009	12/31/2009	50.79	40.67	48.49

1/1/2010	3/31/2010	52.83	42.05	50.90
4/1/2010	4/15/2010	55.66	51.43	55.25

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation
P10

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2006	3/31/2006	47.86	36.93	39.06
4/1/2006	6/30/2006	40.82	28.20	29.29
7/1/2006	9/29/2006	29.48	22.83	28.36
9/30/2006	12/29/2006	33.99	27.00	30.07

1/1/2007	3/30/2007	34.34	28.60	33.15
3/31/2007	6/29/2007	35.41	30.41	32.18
6/30/2007	9/28/2007	39.49	31.87	39.02
9/29/2007	12/31/2007	40.73	30.95	33.19

1/1/2008	3/31/2008	33.51	25.33	29.84
4/1/2008	6/30/2008	33.47	26.89	27.33
7/1/2008	9/30/2008	29.13	19.95	22.38
10/1/2008	12/31/2008	22.23	10.91	13.96

1/1/2009	3/31/2009	15.48	9.91	12.56
4/1/2009	6/30/2009	18.39	12.28	17.13
7/1/2009	9/30/2009	24.73	15.78	23.61
10/1/2009	12/31/2009	25.80	21.52	23.54

1/1/2010	3/31/2010	28.36	21.52	26.95
4/1/2010	4/15/2010	27.67	26.16	26.99

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation
P11

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2006	3/31/2006	17.15	13.36	14.72
4/1/2006	6/30/2006	17.49	14.80	15.06
7/1/2006	9/29/2006	18.65	14.00	17.40
9/30/2006	12/29/2006	18.15	13.12	13.96

1/1/2007	3/30/2007	14.31	11.22	12.08
3/31/2007	6/29/2007	13.26	10.88	12.53
6/30/2007	9/28/2007	14.20	10.30	11.10
9/29/2007	12/31/2007	11.92	7.11	7.25

1/1/2008	3/31/2008	8.13	5.42	5.97
4/1/2008	6/30/2008	8.97	5.77	6.00
7/1/2008	9/30/2008	6.04	3.62	4.05
10/1/2008	12/31/2008	5.16	1.59	2.64

1/1/2009	3/31/2009	4.39	2.55	4.06
4/1/2009	6/30/2009	5.92	3.85	5.06
7/1/2009	9/30/2009	8.79	4.55	8.20
10/1/2009	12/31/20091	10.86	6.12	10.56

1/1/2010	3/31/2010	11.33	8.19	10.39
4/1/2010	4/15/2010	11.39	10.11	11.18

1On December 30, 2009, the primary exchange for Micron Technology, Inc.’s common stock was changed from the New York Stock Exchange to Nasdaq Gobal Select Market.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation
P12

Reverse Convertible Notes Each Linked to the Common Stock of a Single Reference Stock Issuer

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about May 10, 2010, which is the third business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

P13